Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.2

News
Release

                  Date:                        August 8, 2006

                  For Release:             Immediately

                  Contact:                   Yolanda Pollard (News Media)                    Michele Lopiccolo (Investor Relations)
                                                  (504) 576-4238                                           (504) 576-4879
                                                  ypollar@entergy.com                                   mlopicc@entergy.com

Entergy Reports Second Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported second quarter 2006 as-reported earnings of $281.8 million, or $1.33 per share, compared with $286.2 million, or $1.33 per share, for second quarter 2005. On an operational basis, Entergy's second quarter 2006 earnings were $258.0 million, or $1.22 per share, compared with $289.0 million, or $1.34 per share, in second quarter 2005.

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2006 vs. 2005
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported Earnings	1.33	1.33	-	2.25	2.11	0.14
Less Special Items	0.11	(0.01)	0.12	0.13	(0.02)	0.15
Operational Earnings	1.22	1.34	(0.12)	2.12	2.13	(0.01)

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Second Quarter 2006

    Utility, Parent & Other had lower earnings due to lower unbilled revenue and higher interest expense.
    Entergy Nuclear's earnings increased as a result of higher revenue due to higher energy pricing and the effect of the uprate completed at Vermont Yankee.
    Entergy's Non-Nuclear Wholesale Assets business had higher results due to planned monetization of its ownership interest in a power development project.

"Significant progress has been achieved in initiatives aimed at both recovering from the effects of last year's storms and positioning Entergy to be fully prepared for future challenges," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "Actions consistent with our regulatory compacts are being taken and we continue to aggressively pursue Community Development Block Grants and the securitization of restoration costs to mitigate the storms' effects on our customers' bills. All the while, we remain focused on delivering reliable service, growing our nuclear business, and creating value for our shareholders."

Other Highlights
    Entergy Nuclear reached an agreement for the purchase of the Palisades nuclear energy plant.
    Legislation supporting the securitization of storm costs was approved in Louisiana and Texas.
    Entergy Mississippi received regulatory approval for recovery of storm costs.

Utility, Parent & Other

In second quarter 2006, Utility, Parent & Other recorded as-reported earnings of $213.1 million, or $1.00 per share, compared to earnings of $226.8 million, or $1.05 per share, in second quarter 2005. On an operational basis, earnings were $189.3 million, or 89 cents per share, in second quarter 2006, compared to $229.6 million, or $1.06 per share, in second quarter 2005. As-reported 2006 earnings reflect 11 cents per share in special items, including earnings from Entergy New Orleans, Inc. of five cents per share. Both second quarter 2006 and 2005 special items include the operating loss from the competitive retail business in Texas, which was two cents per share in the current period and one cent per share in second quarter 2005. Entergy sold its customer base in the retail business in April 2006, and special items for second quarter 2006 include the gain on that sale in the amount of eight cents per share.

Earnings for Utility, Parent & Other in second quarter 2006, excluding Entergy New Orleans, primarily reflect lower unbilled revenues, compared to second quarter 2005 and higher interest expense due to debt incurred to pay for storm restoration costs for Hurricanes Katrina and Rita. Partially offsetting these factors were the effects of constructive rate actions over the past year, lower operation and maintenance expense and income tax expense, as well as warmer-than-normal weather.

Excluding Entergy New Orleans, megawatt-hour sales in the residential sector in second quarter 2006, on a weather-adjusted basis, were up two percent, compared to second quarter 2005. Commercial and governmental sales, after adjusting for weather, were up two percent, compared to the prior quarter. Industrial sales experienced a decrease of one percent in second quarter 2006, compared to the same period a year ago.

The increases in the residential segment and the commercial and governmental segment reflect growth in all jurisdictions other than Entergy Louisiana where the continuing impact of last year's storms resulted in lower sales in the current quarter compared to a year ago. The quarter over quarter decline in the industrial sector reflects the negative impact of high energy prices and a continuing storm-related effect. While only one large industrial customer remains out of service, lingering outages in the pipeline sector and high energy prices continue to negatively affect electricity sales to chemical manufacturing customers of Entergy Louisiana and Entergy Gulf States - Louisiana.

Entergy New Orleans' results for second quarter 2006 are being treated as a special item. As such, its results are included in Utility, Parent & Other as-reported earnings but are excluded from operational earnings. For second quarter 2005, Utility, Parent & Other results include Entergy New Orleans on both as-reported and operational bases. Also, Entergy New Orleans is de-consolidated for both second quarter 2006 and second quarter 2005 reporting purposes due to uncertainties surrounding the nature, timing, and specifics of the Entergy New Orleans bankruptcy proceedings. (On September 23, 2005 Entergy New Orleans filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to protect its franchise agreement with the City of New Orleans and ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina.) Accordingly, revenue and expense explanations provided above exclude the revenues and expenses of Entergy New Orleans.

Entergy New Orleans' results for second quarter 2006 reflect earnings of five cents per share. In second quarter 2005, Entergy New Orleans earned four cents per share. Second quarter 2005 results reflect a normal operating environment for Entergy New Orleans where results were primarily driven by margin on sales to retail customers. However, as a result of Hurricane Katrina, and the subsequent filing by Entergy New Orleans for reorganization under Chapter 11 of the U.S. Bankruptcy Code, second quarter 2006 results reflect the ongoing impact of the hurricane as well as certain actions taken by Entergy New Orleans specific to its continuing effort to recover financially from this storm. Results for the current period include significantly lower revenues from customers due to extended outages and customer losses, partially offset by lower operation and maintenance expense due to the continued focus on storm restoration rather than routine operating activities, and ongoing cost reduction initiatives. In addition, net wholesale revenue is materially higher in the current quarter due to an increase in energy available for sales for resale due to the lower retail usage caused by Hurricane Katrina. Current results also reflect lower interest expense due to the cessation of interest accruals on first mortgage bonds as a result of an agreement among bondholders and Entergy New Orleans in the Chapter 11 bankruptcy proceeding. Lastly, results reflect lower taxes other than income taxes due primarily to reduced franchise tax associated with reductions in overall revenue.

Entergy Nuclear

Entergy Nuclear earned $63.4 million, or 30 cents per share, on both as-reported and operational bases in second quarter 2006. This compares to as-reported and operational earnings of $58.3 million, or 27 cents per share, in second quarter 2005. The improved results in second quarter 2006 came from a combination of higher pricing as well as increased generation available due to the Vermont Yankee uprate. Partially offsetting these contributions was higher operation and maintenance expense due to higher refueling outage expenses. Another offsetting factor to the higher results this quarter was the effect of refueling outages on available generation output. The total number of refueling days was essentially the same on a quarter to quarter basis. However, the outage in second quarter 2006 was at a larger unit, Indian Point 2, while most of the outage days in second quarter 2005 were at a smaller unit, Pilgrim.

Non-Nuclear Wholesale Assets

Entergy's non-nuclear wholesale assets business earned $5.3 million, or three cents per share, on both as-reported and operational bases in second quarter 2006. As-reported and operational results in second quarter 2005 were $1.1 million, or one cent per share. The improved results were primarily attributable to the planned monetization in the current period of Entergy's interest in a power development project.

Outlook

Entergy is reaffirming as-reported earnings guidance for 2006 in the range of $4.78 to $5.08 per share and operational earnings guidance of $4.50 to $4.80 per share. Earnings guidance ranges exclude Entergy New Orleans given the uncertainty that remains for this business as it works toward filing a plan of reorganization. During 2006, actual results for Entergy New Orleans are being separately identified as a special item for earnings release purposes.

Entergy continues to focus on recovery in the aftermath of hurricanes that severely affected its business operations in August and September of 2005. While these storms created issues that may affect near-term financial performance, the company's long-term aspirations remain intact. Specifically, Entergy aspires to deliver average annual earnings per share growth of five to six percent, to achieve a nine percent return on invested capital, and to continue to improve the company's overall credit quality over the long-term. The company's ability to achieve these aspirations over time will be based upon a combination of factors. These include, but are not limited to, intrinsic growth, the recovery of storm-related restoration costs, the return of customers and load to portions of the Entergy service territory that have been severely damaged and further impacted by new flood maps and more stringent building codes, and the amount of cash that is available for capital deployment in investments, share repurchases, dividends or debt retirement.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Additional information regarding Entergy's quarter and year to date results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated August 8, 2006, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations website at http://www.entergy.com/investor_relations/.

Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors (in addition to the risk factors in the Form 10-K as well as others described in Entergy's Form 10-Q and in subsequent securities filings) include: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions and implementation of new Texas legislation, and other proceedings, including those related to Entergy's System Agreement, Entergy's utility supply plan, recovery of storm costs, and recovery of fuel and purchased power costs, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to hedge, sell power forward or otherwise reduce the market price risk associated with those facilities, including the Non-Utility Nuclear plants, and the prices and availability of fuel and power Entergy must purchase for its utility customers, and Entergy's ability to meet credit support requirements for fuel and power supply contracts, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in general corporate ratings, and changes in the rating agencies' ratings criteria, changes in inflation, interest rates, and foreign currency exchange rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes Entergy's utility service territory, and the application of market power criteria by the Federal Energy Regulatory Commission, changes in regulation of nuclear generation facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities, particularly those in the northeastern United States, uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal, resolution of pending or future applications for license extensions or modifications of nuclear generating facilities, changes in law resulting from federal energy legislation, including the effects of the Public Utilities Holding Company Act of 1935 repeal, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, particularly growth in Entergy's service territory, variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact of this proceeding on other Entergy companies, advances in technology, the potential effects of threatened or actual terrorism and war, the effects of Entergy's strategies to reduce tax payments, the effects of litigation and government investigations, changes in accounting standards, corporate governance, and securities law requirements, Entergy's ability to attract and retain talented management and directors.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Second Quarter 2006 vs. 2005
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported
Utility, Parent & Other	1.00	1.05	(0.05)	1.54	1.47	0.07
Entergy Nuclear	0.30	0.27	0.03	0.69	0.63	0.06
Non-nuclear wholesale assets	0.03	0.01	0.02	0.02	0.01	0.01
Consolidated As-Reported Earnings	1.33	1.33	-	2.25	2.11	0.14

Less Special Items
Utility, Parent & Other	0.11	(0.01)	0.12	0.13	(0.02)	0.15
Entergy Nuclear	-	-	-	-	-	-
Non-nuclear wholesale assets	-	-	-	-	-	-
Consolidated Special Items	0.11	(0.01)	0.12	0.13	(0.02)	0.15

Operational
Utility, Parent & Other	0.89	1.06	(0.17)	1.41	1.49	(0.08)
Entergy Nuclear	0.30	0.27	0.03	0.69	0.63	0.06
Non-nuclear wholesale assets	0.03	0.01	0.02	0.02	0.01	0.01
Consolidated Operational Earnings	1.22	1.34	(0.12)	2.12	2.13	(0.01)

Entergy Corporation
Consolidated Income Statement
Three Months Ended June 30
(in thousands)
	2006	2005	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,177,710	$2,044,666	6.5
Natural gas	13,612	12,532	8.6
Competitive businesses	437,180	388,193	12.6
Total	2,628,502	2,445,391	7.5
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	661,619	419,360	57.8
Purchased power	577,408	608,562	(5.1)
Nuclear refueling outage expenses	42,546	39,150	8.7
Other operation and maintenance	573,234	558,735	2.6
Decommissioning	36,258	36,525	(0.7)
Taxes other than income taxes	91,130	95,016	(4.1)
Depreciation and amortization	217,943	204,420	6.6
Other regulatory (credits) - net	(58,929)	(31,951)	84.4
Total	2,141,209	1,929,817	11.0
Operating Income	487,293	515,574	(5.5)
Other Income:
Allowance for equity funds used during construction	8,908	10,918	(18.4)
Interest and dividend income	35,139	34,441	2.0
Equity in earnings (loss) of unconsolidated equity affiliates	8,483	10,291	(17.6)
Miscellaneous - net	(7,965)	(10,956)	(27.3)
Total	44,565	44,694	(0.3)
Interest and Other Charges:
Interest on long-term debt	122,670	105,781	16.0
Other interest - net	15,235	13,275	14.8
Allowance for borrowed funds used during construction	(5,405)	(5,996)	(9.9)
Total	132,500	113,060	7.2

Income From Continuing Operations Before Income Taxes	399,358	447,208	(10.7)
Income Taxes	122,901	151,849	(19.1)
Income From Continuing Operations	276,457	295,359	(6.4)
Loss From Discontinued Operations (net of taxes of $7,190 and ($1,502))	13,119	(2,811)	566.7
Consolidated Net Income	289,576	292,548	(1.0)
Preferred dividend requirements of subsidiaries and other	7,774	6,398	21.5
Earnings Applicable to Common Stock	$281,802	$286,150	(1.5)

Earnings Per Average Common Share (from continuing operations):
Basic	$1.29	$1.37	(5.8)
Diluted	$1.27	$1.34	(5.2)
Loss Per Average Common Share (from discontinued operations):
Basic	$0.06	($0.01)	700.0
Diluted	$0.06	($0.01)	700.0
Earnings Per Average Common Share:
Basic	$1.35	$1.36	(0.7)
Diluted	$1.33	$1.33	-
Average Number of Common Shares Outstanding - Basic	207,982,485	211,134,467
Average Number of Common Shares Outstanding - Diluted	211,557,985	215,568,534

Entergy Corporation
Consolidated Income Statement
Six Months Ended June 30
(in thousands)
	2006	2005	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$4,270,646	$3,746,683	14.0
Natural gas	51,027	39,387	29.6
Competitive businesses	874,864	769,502	13.7
Total	5,196,537	4,555,572	14.1
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,501,791	918,345	63.5
Purchased power	1,038,778	1,040,184	(0.1)
Nuclear refueling outage expenses	84,540	78,960	7.1
Other operation and maintenance	1,102,664	1,062,375	3.8
Decommissioning	71,854	73,524	(2.3)
Taxes other than income taxes	194,468	185,632	4.8
Depreciation and amortization	423,332	419,941	0.8
Other regulatory (credits) - net	(102,946)	(49,971)	106.0
Total	4,314,481	3,728,990	15.7
Operating Income	882,056	826,582	6.7
Other Income:
Allowance for equity funds used during construction	24,367	23,521	3.6
Interest and dividend income	78,968	65,059	21.4
Equity in earnings (loss) of unconsolidated equity affiliates	12,070	13,593	(11.2)
Miscellaneous - net	(14,170)	14,977	(194.6)
Total	101,235	117,150	(13.6)
Interest and Other Charges:
Interest on long-term debt	243,151	213,048	14.1
Other interest - net	32,495	24,761	31.2
Allowance for borrowed funds used during construction	(14,450)	(13,273)	8.9
Total	261,196	224,536	16.3

Income From Continuing Operations Before Income Taxes	722,095	719,196	0.4
Income Taxes	241,732	244,092	(1.0)
Income From Continuing Operations	480,363	475,104	1.1
Loss From Discontinued Operations (net of taxes of $5,986 and ($2,234))	10,880	(4,177)	360.5
Consolidated Net Income	491,243	470,927	4.3
Preferred dividend requirements of subsidiaries and other	15,812	12,781	23.7
Earnings Applicable to Common Stock	$475,431	$458,146	3.8

Earnings Per Average Common Share (from continuing operations):
Basic	$2.24	$2.17	3.2
Diluted	$2.20	$2.13	3.3
Loss Per Average Common Share (from discontinued operations):
Basic	$0.05	($0.02)	350.0
Diluted	$0.05	($0.02)	350.0
Earnings Per Average Common Share:
Basic	$2.29	$2.15	6.5
Diluted	$2.25	$2.11	6.6
Average Number of Common Shares Outstanding - Basic	207,858,104	212,622,976
Average Number of Common Shares Outstanding - Diluted	211,467,674	217,091,580

Entergy Corporation Utility Electric Energy Sales & Customers Entergy New Orleans De-consolidated

Three Months Ended June 30

	2006	2005	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,034	6,558	7.3	2.1
Commercial	6,060	5,735	5.7	2.5
Governmental	378	377	0.3	(0.3)
Industrial	9,561	9,648	(0.9)	(0.9)
Total to Ultimate Customers	23,033	22,318	3.2	0.8
Wholesale	2,816	2,944	(4.3)
Total Sales	25,849	25,262	2.3

Six Months Ended June 30

	2006	2005	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	13,997	13,728	2.0	2.2
Commercial	11,594	11,206	3.5	2.3
Governmental	760	761	(0.1)	(0.4)
Industrial	18,613	19,100	(2.5)	(2.5)
Total to Ultimate Customers	44,964	44,795	0.4	0.2
Wholesale	5,577	5,627	(0.9)
Total Sales	50,541	50,422	0.2

June 30

	2006	2005	% Change
Electric Customers (End of period):
Residential	2,131,286	2,135,694	(0.2)
Commercial	305,276	304,155	0.4
Governmental	13,512	13,431	0.6
Industrial	44,959	44,194	1.7
Total Ultimate Customers	2,495,033	2,497,474	(0.1)
Wholesale	32	34	(5.9)
Total Customers	2,495,065	2,497,508	(0.1)

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of  service at permanent dwellings render precise counts difficult at this time.